Pricing Supplement No. 332 To prospectus dated October 10, 2006, and prospectus supplement dated November 13, 2006	Registration Statement No. 333-137902 Dated February 26, 2008; Rule 424(b)(2)

Deutsche Bank AG, London Branch
$25,000,000
6.00% 30 Year Non Call 5 Years Fixed Rate Notes due March 11, 2038

General

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The notes are 100% principal-protected notes that pay interest monthly in arrears at a rate of 6.00% per annum. The notes are designed for investors who seek monthly interest payments with full principal protection at maturity.

•	Senior unsecured obligations of Deutsche Bank AG due March 11, 2038.
•	Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	The notes priced on February 26, 2008 and are expected to settle on March 11, 2008.

Key Terms

Issuer:	Deutsche Bank AG, London Branch.
Rating:
Moody’s Investors Service Ltd has assigned a rating of Aa1, and Standard & Poor’s has assigned a rating of AA ,to notes, such as the notes offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Interest Rate:	6.00% per annum, payable on the basis of a 360-day year consisting of twelve 30-day months.
Interest Payment Dates:	Monthly, on the 11th day of each calendar month commencing on April 11, 2008, or if any such day is not a business day, on the first following day that is a business day.
Call Right; Redemption Price:
We may, in our sole discretion, redeem your notes in whole or in part on the 11th day of any calendar month, or if any such day is not a business day, on the first following day that is a business day, occurring in or after March 2013 for an amount in cash, per $1,000 note principal amount, equal to $1,000 plus any accrued but unpaid interest. If we call the notes, we will give you notice not less than five (5) business days prior to the Call Date (the “Call Notice”) as described below under “Description of the Notes — Our Call Right.”

Trade Date:	February 26, 2008
Maturity Date:	March 11, 2038
CUSIP:	2515A0 MV 2
ISIN:	US2515A0MV25

† A credit rating is not a recommendation to buy, sell, or hold the notes, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to the notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the notes other than the ability of the Issuer to meet its obligations.
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page PS-2 in this pricing supplement.
Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this pricing supplement if you so request by calling toll-free 1-866-620-6443.
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$1,000.00	$0.00	$1,000.00
Total	$25,000,000.00	$0.00	$25,000,000.00

(1)	For more detailed information about discounts and commissions, please see “Underwriting” beginning on page PS-9 of this pricing supplement.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$25,000,000.00	$982.50

Deutsche Bank Securities

SUMMARY

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You should read this pricing supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these notes are a part. You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

•	Prospectus supplement dated November 13, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC Web site is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page PS-2 in this pricing supplement. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

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In making your investment decision, you should rely only on the information contained or incorporated by reference in this pricing supplement relevant to your investment and the accompanying prospectus supplement and prospectus with respect to the notes offered by this pricing supplement and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in this pricing supplement and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

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You should be aware that the regulations of the Financial Industry Regulatory Authority (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This pricing supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes under any circumstances in which such offer or solicitation is unlawful.

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We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. Neither the delivery of this pricing supplement nor the accompanying prospectus supplement or prospectus nor any sale made hereunder implies that there has been no change in our affairs or that the information in this pricing supplement and accompanying prospectus supplement and prospectus is correct as of any date after the date hereof.

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You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

Selected Risk Considerations

An investment in the notes involves risks.

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THE NOTES MAY BE CALLED PRIOR TO THE MATURITY DATE — We may call the notes on the 11th day of any calendar month, or if any such day is not a business day, on the first following day that is a business day, occurring in or after March 2013. If we call the notes, you will bear the risk of reinvestment, which may be at rates of return less than you would have received had we not called the notes.

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THE VALUE OF THE NOTES MAY DECLINE DUE TO SUCH FACTORS AS A RISE IN INFLATION AND/OR INTEREST RATES OVER THE TERM OF THE NOTES — Because the notes mature in 2038, their value may decline over time due to such factors as inflation and/or rising interest rates. In addition, the Interest Rate on the notes may in the future be low in comparison to the interest rates for similar debt securities then prevailing in the market. Nevertheless, if this occurs, you will not be able to require the Issuer to redeem the notes and will, therefore, bear the risk of holding the notes until the Maturity Date.

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LACK OF LIQUIDITY— The notes will not be listed on any securities exchange. Deutsche Bank Securities Inc. intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes prior to maturity is likely to depend on the price, if any, at which we or our affiliates are willing to buy the notes.

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THE NOTES ARE NOT DESIGNED TO BE SHORT-TERM TRADING INSTRUMENTS— The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes. The potential returns described in this pricing supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

Subject to the conditions and limitations set forth below under “Survivor’s Option,” we will repay a note prior to its stated maturity following the death of the beneficial owner of such note, so long as the note was held by the deceased beneficial owner for at least six months.  There are limitations to the Survivor’s Option including our discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option will be accepted in any calendar year. See “Survivor’s Option” below.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment upon early redemption or at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or our affiliates will be willing to purchase notes from you, prior to maturity, in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES— The value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the time to maturity of the notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings, financial condition or results of operations.

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POTENTIAL CONFLICTS— We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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HOLDINGS OF THE NOTES BY OUR AFFILIATES AND FUTURE SALES MAY AFFECT THE PRICE OF THE NOTES— Certain of our affiliates may purchase some of the notes for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the notes offered in that offering. Circumstances may occur in which our interests or those of our affiliates may be in conflict with your interests. In addition, if a substantial portion of the notes held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the notes may fall. The negative effect of such sales on the prices of the notes could be more pronounced if secondary trading in the notes is limited or illiquid.

•	YOUR INVESTMENT IN THE NOTES IS NOT INSURED BY THE FDIC— The notes are not insured by the Federal Deposit Insurance Corporation.

DESCRIPTION OF THE NOTES

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement and prospectus. The term “note” refers to each $1,000 principal amount of our 6.00% 30 Year Non Call 5 Years Fixed Rate Notes.

General

The notes are senior unsecured obligations of Deutsche Bank AG that pay interest at a rate equal to 6.00% per annum. The notes are a series of securities referred to in the accompanying prospectus supplement and prospectus. The notes will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.

The notes are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The principal amount and issue price of each note is $1,000. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities — Global Securities” in the accompanying prospectus.

Payments on the Notes

The “Maturity Date” will be March 11, 2038, unless that day is not a business day, in which case the Maturity Date will be the first following business day. Unless we exercise our Call Right, on the Maturity Date you will receive a cash payment, for each $1,000 note principal amount, of $1,000 plus any accrued but unpaid interest.

The notes will bear interest from the issue date at a rate equal to 6.00% per annum, payable monthly in arrears on the 11th day of each calendar month (each, an “Interest Payment Date”), commencing on April 11, 2008, or if any such day is not a business day, on the first following day that is a business day. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The initial Interest Period will begin on, and include, March 11, 2008 and end on, but exclude, the first Interest Payment Date. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the preceding Interest Period and end on, but exclude, the next following Interest Payment Date. The final Interest Period will end on the Maturity Date or any earlier redemption date.

We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

A “business day” is any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market transactions or by private agreement.

Our Call Right

We may redeem the notes, in whole or in part, on the 11th day of any calendar month, or if any such day is not a business day, on the first following day that is a business day, occurring in or after March 2013 at our option.

If we choose to exercise our Call Right, we will notify DTC (the holder of the global note) not less than five (5) business days before the Call Date (the “Call Notice”). The day we give the Call Notice, which will be a business day, will be the “Call Notice Date,” and the day we select for redemption, which we will specify in our Call Notice, will be the “Call Date.” We will not give a Call Notice that results in a Call Date later than the Maturity Date.

On the Call Date we will pay you an amount in cash, for each $1,000 note principal amount, equal to $1,000 plus any accrued but unpaid interest.

Survivor’s Option

We will repay a note prior to its stated maturity, if requested by the authorized representative of the beneficial owner of that note, following the death of the beneficial owner of the note, so long as the note was held by the deceased beneficial owner for at least six months (the “Survivor’s Option”).

Upon the valid exercise of the Survivor’s Option and the proper tender of the note for repayment, we will repay that note, in whole or in part, at a price equal to 100% of the principal amount of the deceased beneficial owner’s beneficial interest in the note plus accrued and unpaid interest to the date of repayment.

To be valid, the Survivor’s Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the note under the laws of the applicable jurisdiction (including, without limitation, the personal representative of or the executor of the estate of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner).

A beneficial owner of a note is a person who has the right, immediately prior to such person’s death, to receive the proceeds from the disposition of that note, as well as the right to receive payment of the principal of the note.

The death of a person holding a beneficial ownership interest in a note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder’s spouse, will be deemed the death of a beneficial owner of that note, and the entire principal amount of the note held in this manner will be subject to repayment by us upon exercise of the Survivor’s Option. However, the death of a person holding a beneficial ownership interest in a note as tenant in common with a person other than such deceased holder’s spouse will be deemed the death of a beneficial owner only with respect to such deceased person’s interest in the note, and only the deceased beneficial owner’s percentage interest in the principal amount of the note will be subject to repayment.

The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in a note will be deemed the death of the beneficial owner of that note for purposes of the Survivor’s Option, regardless of whether that beneficial owner was the registered holder of the note, if the beneficial ownership interest can be established to the satisfaction of the trustee. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, the beneficial ownership interest in a note will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interest in that note during his or her lifetime.

We have the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option will be accepted by us from all authorized representatives of deceased beneficial owners in any calendar year to an amount equal to the greater of $1,000,000 or 1.00% of the principal amount of all the notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option will be accepted by us from the authorized representative for any individual deceased beneficial owner of notes in any calendar year to $125,000. In addition, we will not permit the exercise of the Survivor’s Option for a principal amount less than $1,000 and we will not permit the exercise of the Survivor’s Option if such exercise will result in a note with a principal amount of less than $1,000 outstanding. If, however, the original principal amount of a note was less than $1,000, the authorized representative of the deceased beneficial owner of the note may exercise the Survivor’s Option, but only for the full principal amount of the note.

We can give no assurances that exercise of the Survivor’s Option for a holder’s desired amount will be permitted in any single calendar year.

An otherwise valid election to exercise the Survivor’s Option may not be withdrawn. An election to exercise the Survivor’s Option will be accepted in the order that it was received by the trustee, except for any election the acceptance of which would contravene any of the limitations described above. Notes accepted for repayment through the exercise of the Survivor’s Option normally will be repaid on the first Interest Payment Date that occurs 20 or more calendar days after the date of the acceptance. For example, if the acceptance date of a note tendered pursuant to a valid exercise of the Survivor’s Option is May 1, 2010, we would normally, at our option, repay or repurchase that note on the Interest Payment Date occurring on June 11, 2010, because the May 11, 2010 interest payment date would occur less than 20 days from the date of acceptance. Each tendered note that is not accepted in a calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note tendered through a valid exercise of the Survivor’s Option is not accepted, the trustee will deliver a notice by first-class mail to the registered holder, at that holder’s last known address as indicated in the note register, that states the reason that note has not been accepted for repayment.

Since the notes will be represented by a global note, DTC, as Depositary, or its nominee will be treated as the holder of the notes and will be the only entity that can exercise the Survivor’s Option for such notes. To obtain repayment of a note pursuant to exercise of the Survivor’s Option, the deceased beneficial owner’s authorized representative must provide the following items to the broker or other entity through which the beneficial interest in the note is held by the deceased beneficial owner:

•	appropriate evidence satisfactory to the trustee that:

o	the deceased was the beneficial owner of the note at the time of death and his or her interest in the note was held by the deceased beneficial owner for at least six months,

o	the death of the beneficial owner has occurred and the date of death, and

o	the representative has authority to act on behalf of the deceased beneficial owner;

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if the beneficial interest in the note is held by a nominee or trustee of, custodian for, or other person in a similar capacity to, the deceased beneficial owner, evidence satisfactory to the trustee from the nominee, trustee, custodian or similar person attesting to the deceased’s beneficial ownership of that note;

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a written request for repayment signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (generally a member of a registered national securities exchange, a member of FINRA, or a commercial bank or trust company having an office in the United States);

•	if applicable, a properly executed assignment or endorsement;

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tax waivers and any other instruments or documents that the trustee reasonably requires in order to establish the validity of the beneficial ownership of the note and the claimant’s entitlement to payment; and

We retain the right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option will be accepted from all authorized representatives of deceased beneficial owners and from the authorized representative for any individual deceased beneficial owner in any one calendar year as described above. All other questions regarding the eligibility or validity of any exercise of the Survivor’s Option generally will be determined by the trustee, in its sole discretion, which determination will be final and binding on all parties.

Forms for the exercise of the Survivor’s Option may be obtained from Law Debenture Trust Company of New York, 767 Third Avenue, New York, NY 10017; Attention: James Jones; telephone: 646-747-1262.

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things the amount of interest payable in respect of your notes on each Interest Payment Date. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of this pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on each Interest Payment Date and at maturity on or prior to 11:00 a.m. on the business day preceding each Interest Payment Date and the Maturity Date. All calculations with respect to the amount of interest payable on the notes will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per $1,000 note principal amount at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

If an event of default occurs, and the maturity of your notes is accelerated, we will pay a default amount for each $1,000 note principal amount equal to $1,000 plus any accrued but unpaid interest to (but excluding) the date of acceleration.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities — Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge and Defeasance” are not applicable to the notes.

Listing

The notes will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA”) in the City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the notes. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes, as more particularly described in “Use of Proceeds” in the accompanying prospectus. We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

Although we have no reason to believe that any of these activities will have a material impact on the value of the notes, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING

Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Deutsche Bank AG and Deutsche Bank Securities Inc. (“DBSI”), as agent, and certain other agents that may be party to the Distribution Agreement from time to time (each, an “Agent,” and, collectively with DBSI, the “Agents”), each Agent participating in the offering of the notes has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of this pricing supplement.

DBSI has advised us that it proposes to offer the notes for sale from time to time in one or more transactions (which may include block transactions), in negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. DBSI may effect such transactions by selling the notes to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from DBSI and/or the purchasers of the notes for whom they may act as agent. In connection with the sale of the notes, DBSI may receive commissions from the purchasers of the notes for whom they may act as agent. DBSI and any dealers that participate with DBSI in the distribution of the notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the notes by them may be deemed to be underwriting discounts or commissions.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of FINRA regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, DBSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. DBSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate principal amount of notes offered pursuant to this pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the notes offered in that offering.

No action has been or will be taken by us, DBSI or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement, the accompanying prospectus supplement or prospectus other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this pricing supplement, the accompanying prospectus supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

It is expected that delivery of the notes will be made against payment on or about the date specified on the cover of this pricing supplement, which will be the tenth business day following the date of pricing of the notes (such settlement cycle being referred to as “T+10”).  Trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the date of pricing or on the next 7 business days will be required, by virtue of the fact that the notes will initially settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.  Purchasers of notes who wish to trade notes on the date of pricing or the next 7 business days should consult their own advisors.